Exhibit 5.1

Stradling Yocca Carlson & Rauth LLP 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

April 2, 2025

Expion360 Inc.

2025 SW Deerhound Ave.

Redmond, OR 97756

Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Expion360 Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-8 (as such may be amended or supplemented from time to time, the "Registration Statement") with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement covers the offer and sale of 104,804 additional shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Expion360 Inc. 2021 Incentive Award Plan (the “2021 Plan”) pursuant to the provisions providing for an automatic annual increase in the number of shares reserved for issuance thereunder.

In connection with this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Subject to the foregoing, and the other matters set forth herein, it is our opinion that the Shares, when issued and sold in accordance with the terms of the 2021 Plan, and the related award agreements, will be validly issued, fully paid and non-assessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Nevada. We express no opinion to the extent that any other laws are applicable to the subject matter hereof, and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH LLP

/s/ Stradling Yocca Carlson & Rauth LLP